EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of June 8, 2023 (the “Effective Date”) between David Knight (“Executive”) and Jones Soda Co, a Washington corporation (the “Company”). Executive and the Company are herein referred to as the “Parties.”

RECITALS

A.    Executive has substantial expertise and experience in the field of executive management and operations.

B.    The Company desires to employ Executive, and Executive has agreed to be employed by the Company, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, and incorporating the recitals above herein, the Company and Executive hereby agree as follows:

Section 1
Employment

1.1    Employment. The Company hereby employs Executive, and Executive hereby accepts such employment by the Company, for the period and upon the terms and conditions contained in this Agreement.

1.2    Position and Duties. Executive shall serve the Company as its President and Chief Executive Officer. Executive shall have such powers and duties as are granted to Executive by the Company’s board of directors (the “Board”). Executive shall report to the Board. Executive shall devote Executive’s full business time and attention and full diligence and vigor and good faith efforts to the affairs of the Company and Executive shall not engage in any other business duties or pursuits or render any services of a professional nature to any other entity or person, or serve on any other board of directors, without the prior written consent of the Board. Notwithstanding the foregoing, the Company and the Board acknowledge that Executive currently serves as a consultant to Opta Nevada Group, LLC (“Opta”). The Company and the Board agree that, subject to Excutive’s confidentialty obligations hereunder, Executive shall be able to continue to provide consulting srvices to Opta until July 1, 2023 without violating the terms of this Agreement.

1.3    Term. Executive’s employment under this Agreement shall commence as of June 23, 2023, and shall continue for an indefinite term, until terminated in accordance with Section 3 below; provided, however, that certain provisions of this Agreement shall continue in effect beyond the date of the termination of Executive’s employment (the “Termination Date”), as more fully set forth in Sections 3, 4, 5 and 6 below.

Section 2
Compensation and Benefits

2.1.    Compensation.

a.    Base Salary. The Company shall pay to Executive an annualized base salary in the gross amount of $350,000.00 per annum (“Base Salary”), subject to applicable withholding, deductions, and other taxes, and payable in accordance with the Company’s ordinary payroll practices. During the term of employment hereunder, Executive’s salary shall be reviewed from time to time (but no less than annually) to determine whether an increase in Executive’s Base Salary is appropriate. Any such increase shall be at the sole discretion of the Board. The Base Salary will be prorated for partial years worked, unless otherwise provided in Section 3.5 of this Agreement.

b.    For each fiscal year during the term of employment, Executive shall be eligible to receive an annual cash bonus of $175,000 (the “Annual Bonus”) in the event that the Company achieves annual revenues in the applicable fiscal year of at least $23,452,000.00 (calculated in accordance with Generally Accepted Accounting Principles in the United States) (the “Revenue Target”) and at least ($959,000) in annual adjusted EBITDA (as calculated in a manner consistent with the calculation of adjusted EBITDA in the previous fiscal year) (the “EBITDA Target”). The Annual Bonus is to be adjusted upward by $2,500 for each 1% that the Company’s actual annual revenues and adjusted EBITDA exceed the Revenue Target and the EBITDA Target, up to a maximum of $175,000 (the total Annual Bonus paid in any given year shall not exceed $350,000). The amount of the Annual Bonus shall be calculated based on the financial results of the Company’s soda business that is currently being conducted by the Company as of the Effective Date and will not include the financial results of any acquired entities or the businesses of any successor entity to the Company. The Annual Bonus will be payable in the year following the year to which such Annual Bonus relates, and no later than 10 business days following the date upon which the Company (or any successor entity) publicly files its annual report on the Form 10-K with the United States Securities and Exchange Commission, commencing after the completion of the 2023 fiscal year.

2.2.	Benefits.

a.    Generally. Executive shall be eligible to participate, to the extent such participation is legal and permitted by the applicable benefits plans, policies or contracts, in all employee benefits programs that the Company may adopt from time to time for its U.S. employees generally, providing for sick or other leave, vacation, or group health, disability and life insurance benefits. Executive shall be eligible to participate in the Company’s 401(k) plan on the terms and conditions and qualifications of such plan from time to time in effect, with a Company match (if any) no less favorable than that provided to any other Company executive.

b.    Executive. Executive shall be eligible to participate, to the extent it is legal and permitted by the applicable plans, policies or contracts, in all benefits or fringe benefits which are in effect generally for the Company’s executive personnel from time to time. Executive shall be entitled to five (5) weeks of annual paid vacation, which will accrue porportionally over the course of the year. Accrued and unused vacation time shall be permitted to be carried over to subsequent years, subject to the maximum accrual cap of accrued and unused vacation (“Maximum Accrual Cap”). The Maximum Accrual Cap is twelve (12) weeks. If Executive reaches the Maximum Accrual Cap of accrued and unused vacation, Executive will not accrue any additional vacation until Executive uses enough vacation to fall below the Maximum Accrual Cap, at which point Executive will continue earning and accruing vacation. Executive will receive payment of any accrued and unused vacation upon separation from employment for any reason.

2.3.    Stock Options. Subject to the Board’s approval and as soon as reasonably practicable following the Effective Date, the Company shall grant Executive non-qualfiied stock options (the “Stock Options”) to purchase four million (4,000,000) shares of common stock of the Company pursuant to the Company’s standard option award agreement and the terms and conditions of the Company’s 2022 Omnibus Equity Incentive Plan (the “Plan”). The Stock Options shall vest as follows with a June 19, 2023 vesting commencement date (the “Vesting Commencement Date”), in each case subject to Executive’s continued service through the applicable time vesting date: (1) 1,333,333 of the Stock Options shall vest on the date that is the one year anniversary of the Vesting Commencement Date, (2) an additional 1,333,333 of the Stock Options shall vest on the date that is the two year anniversary of the Vesting Commencement Date, and (3) the remaining 1,333,334 of the Stock Options shall vest on the date that is the three year anniversary of the Vesting Commencement Date. In connection with the occurance of a “Change in Control” as defined in the Plan, the Stock Options shall immediately vest upon the subsequent termination of the Executive’s employment with the Company or the Company’s successor by the Company or the Company’s successor without Cause, or termination of the Executive’s employment with the Company or the Company’s successor by the Executive for Good Reason within twelve months of such Change in Control.

Section 3
Termination

3.1.    General. The provisions of this Section 3 shall survive the expiration or sooner termination of this Agreement. For purposes of this Section 3, the “Company” shall include the Company and any direct or indirect subsidiary or business unit of the Company.

3.2.	By the Company:

a.    For Cause. The Company shall have the right at any time, exercisable upon written notice, to terminate Executive’s employment for Cause. As used in this Agreement, “Cause” means that Executive:

i.    has been indicted for, or has entered a plea of guilty or nolo contendre to, a felony or any crime involving fraud, theft, embezzlement, or serious moral turpitude;

ii.    has participated in fraud, embezzlement, or dishonesty in the course of discharging Executive’s duties to the Company;

iii.    materially fails to perform Executive’s duties or responsibilities, after written demand for performance, which sets forth the alleged material failure with reasonable particularity, has been given to Executive and has not been cured for a period of thirty (30) days after such written demand performance was made (it being agreed that failure of the Company to achieve operating results or similar poor performance of the Company shall not, in and of itself, be deemed a failure to perform Executive’s duties);

iv.    engages in a willful act as a result of which Executive receives a material and improper personal benefit at the expense of the Company, or accidental act resulting in such a benefit which Executive does not, upon becoming aware of the same, promptly report to the Company and substantially redress;

v.    has engaged in gross negligence or willful misconduct in connection with Executive’s employment with the Company;

vi.    engages in improper conduct that brings the Company’s business into disrepute, including, without limitation, any material violation of the Company’s policies against harassment and discrimination or any other policies or procedures;

vii.    has failed for any reason, within thirty (30) days of receipt by Executive of written notice thereof from the Company, to cure any action or omission that (A) violates or does not conform with the Company’s policies, standards or regulations, (B) constitutes a material breach of this Agreement, or (C) constitutes a breach of Executive’s duty of loyalty to the Company; or

viii.    has breached (A) any non-solicitation or non-competition obligations to the Company or any of its affiliates, (B) the Confidentiality Agreement (as defined below) or disclosed or improperly used any Proprietary Information (as defined below) without authorization, except as otherwise permitted by this Agreement, or (C) any written Company policy that has previously been provided to Executive and is in effect at the time of such breach, after written demand for performance, which sets forth the alleged breach with reasonable particularity, has been given to Executive and has not been cured for a period of thirty (30) days after such written demand performance was made.

b.    Due to Death or Disability. Executive’s employment shall automatically terminate upon Executive’s death and the Company may terminate Executive’s employment due to Executive’s Disability. As used in this Agreement, “Disability” means any physical or mental disability, illness, or incapacity that renders Executive incapable of fully performing the services required of Executive by the Company, even with a reasonable accommodation, for a period of 120 consecutive days or for the total aggregation of 120 days during any three hundred and sixty-five (365) day period. Any question as to the existence of a Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, a selection shall be made by Executive’s spouse, if available, or, if such spouse is unavailable due to death or incapacity/Executive is not married, any other adult member of Executive’s immediate family), with the consent of the Company, which consent shall not be unreasonably withheld. The determination of such physician made in writing to the Company and Executive shall be final and conclusive for all purposes of determining the existence of a Disability under this Agreement.

c.    Without Cause. The Company may terminate Executive’s employment under this Agreement at any time Without Cause. As used in this Agreement, a termination “Without Cause” means the termination of Executive’s employment by the Company other than for Cause pursuant to Section 3.2(a) above or due to death or Disability pursuant to Section 3.2(b) above.

3.3.    By Executive:

a.    Without Good Reason. Executive may terminate Executive’s employment under this Agreement at any time Without Good Reason. As used in this Agreement, a termination “Without Good Reason” means termination of Executive’s employment by Executive other than for Good Reason pursuant to Section 3.3(b) below.

b.    For Good Reason. Executive shall have the right to resign Executive’s employment under this Agreement for Good Reason. As used in this Agreement, “Good Reason” means any of the following that occur without Executive’s consent: (i) a material reduction in Executive’s Base Salary, but only if similar reductions are not being applied to other members of the Company’s senior management, (ii) a material diminution in Executive’s authority, duties and responsibilities, other than in connection with or resulting from (x) the sale of all or substantially all of the business or assets of the Company, (y) the sale of any direct or indirect subsidiary or business unit of the Company, or (z) the acquisition or creation/formation by the Company of any new business, legal entity, or business unit of the Company (whether by merger, equity purchase, asset purchase, spin out, or separation formation), other than in a transaction that constitutes a “Change in Control” as defined in the Plan; or (iii) the Company’s material breach of its obligations under this Agreement (including obligations under Section 2 of this Agreement). Any Good Reason termination will require thirty (30) days’ advanced witten notice by Executive of the event giving rise to Good Reason within thirty (30) days after Executive first learns of the applicable event, and will not be effective unless the Company has not cured the Good Reason event within such thirty (30) day notice period. In order for Executive to resign for Good Reason, Executive must resign from Executive’s employment within sixty (60) days after the failure of the Company to cure such Good Reason event.

3.4.    Compensation Upon Termination. Upon termination of Executive’s employment with the Company, the Company’s obligation to pay compensation and benefits under Section 2 hereof shall terminate, except that the Company shall pay to Executive or, if applicable, Executive’s heirs, all earned but unpaid Base Salary under Section 2.1(a) and accrued, but unused vacation under Section 2.2, in each case, through the Termination Date. If the Company terminates Executive’s employment Without Cause or if Executive terminates Executive’s employment for Good Reason, then, in addition to the foregoing compensation, upon execution and delivery (and non-revocation, if applicable) by Executive of the Separation Agreement and General Release as set forth in Section 6.9, the Company shall pay severance benefits pursuant to Section 3.5 below. No other payments or compensation of any kind shall be paid in respect of Executive’s employment with or termination from the Company. Notwithstanding any contrary provision contained herein, in the event of any termination of Executive’s employment, the exclusive remedies available to Executive shall be the amounts due under this Section 3.4 and Section 3.5 (if applicable).

3.5.    Severance Benefits.

a.    Subject to the terms and conditions of eligibility for Executive’s receipt of severance benefits under this Agreement, including the execution and delivery (and non-revocation, if applicable) by Executive of the Separation Agreement and General Release as set forth in Section 6.9, the Company shall pay to Executive, as severance benefits, an amount equal to six (6) months Base Salary, in the manner set forth in Section 3.5(b). In addition to amounts payable under this Section 3.5(a), Company will reimburse Executive for the Executive’s continuation of health insurance coverage, as permitted by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for six (6) months following termination; provided, that the Company’s obligation to make these COBRA premium payments to Executive shall cease on the earlier of (i) the date on which Executive first becomes eligible for coverage under any group health plan made available by another employer (and Executive shall notify the Company in writing promptly, but within 10 days, after becoming eligible for any such benefits); and (ii) the date on which Executive’s COBRA continuation coverage under the Company’s gropu health plan ends on account of Executive’s election to terminate such coverage.

b.    The severance benefits under this Section 3.5 shall be paid to Executive in substantially equal installments, on a salary continuation basis, according to the Company’s normal payroll practices over the course of the applicable time period immediately following the date Executive incurs a Separation from Service (as defined below). The payment of such installments shall commence upon the Company’s first regularly scheduled payroll date following the Company’s execution of the Separation Agreement and General Release and the seven (7) day revocation period (if applicable) contained therein, so long as Executive does not revoke the Agreement (if applicable). Each separate severance installment payment and each other payment that Executive may be eligible to receive under this Agreement shall be a separate payment under this Agreement for all purposes.

c.    Notwithstanding anything to the contrary in this Agreement, with respect to any severance benefits or amounts payable to Executive under this Agreement, in no event shall a termination of employment occur under this Agreement unless such termination constitutes a Separation from Service. For purposes of this Agreement, a “Separation from Service” means Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and/or any successor provision thereto.

d.    Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to this Section 3.5 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the twelve (12) month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 3.5(d) shall be paid in a lump sum to Executive, without interest. Thereafter, payments will resume in accordance with this Agreement. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Executive’s Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

Section 4
Certain Agreements

4.1.    General. The provisions of this Section 4 shall survive the expiration or sooner termination of this Agreement.

4.2.    Confidentiality. Executive acknowledges that the Company owns and shall own and has developed and shall develop proprietary information concerning its business, customers and clients (“Proprietary Information”). It is difficult to define in advance the scope of Proprietary Information, but in general it will be all information that has actual or potential economic value to the Company from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, or information that could cause injury if disclosed. Proprietary Information will include, among other things, any and all information disclosed to Executive or known by Executive as a consequence of his provision of services for the Company that is not generally known outside to business competitors or the general public, whether or not it is marked as “proprietary” or “confidential.” Such Proprietary Information includes, without limitation, Trade Secrets (as defined below), financial information (including without limitations budgets, costs, and pricing), product plans, customer lists, customer preferences, the terms of any agreements with customers or vendors, marketing plans, sources of supply, billing and distribution methods, systems, manuals, training materials, forecasts, Inventions (as defined below), improvements, ideas, works of authorship, technology, analytic data, know-how and other intellectual property, whether committed to writing or stored electronically, and includes information committed to memory. Executive shall, at all times, both during employment by the Company and thereafter, keep all Proprietary Information in confidence and trust and shall not use or disclose any Proprietary Information without the written consent of the Company, except as necessary in the ordinary course of Executive’s duties. Executive shall keep the terms of this Agreement in confidence and trust and shall not disclose such terms, except to Executive’s immediate family, accountants, or attorneys, or as otherwise required by law. Executive agrees to execute from time to time the Company’s standard form of confidentiality agreement applicable to all employees (the “Confidentiality Agreement”). As used in this Agreement, “Trade Secrets” means (i) any and all information defined as “Trade Secrets” under the U.S. Uniform Trade Secrets Acts (18 U.S. Code 1839) and (ii) any and all information defined as “Trade Secrets” under the laws of the State of Colorado. For the avoidance of doubt, Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing contained in this Agreement shall limit Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. Further, nothing in this Agreement shall be deemed to preclude Executive from testifying truthfully under oath if Executive is required or compelled by law to testify in any judicial action or before any government authority or agency or from making any other legally-required truthful statements or disclosures.

4.3.    Company Property. Executive recognizes that all Proprietary Information, however stored or memorialized, and all identification cards, keys, access codes, marketing materials, documents, records and other equipment or property which the Company provides are the sole property of the Company. Upon termination of employment, Executive shall (a) refrain from taking any such property from the Company’s premises, and (b) return to the Company any such property in Executive’s possession, custody, or control. Executive agrees that the Company may reveal the terms of this Section 4 and Section 5 to any future or potential employer of Executive.

4.4.    Inventions.

a.    Executive shall promptly disclose to the Company all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs, know-how and trade secrets, whether or not patentable, made or conceived or reduced to practice or developed by Executive, either alone or jointly with others, during and related to Executive’s employment or while using the Company’s equipment, supplies, facilities or trade secret information (collectively, “Inventions”). All Inventions and other intellectual property rights shall be the sole property of the Company and shall be “works made for hire.” Executive hereby assigns to the Company any rights Executive may have or acquire in all Inventions and agrees to perform, during and after Executive’s employment with the Company, at the Company’s expense, all acts reasonably necessary, as determined by the Company, to obtain and enforce intellectual property rights with respect to such Inventions; provided, however, that the foregoing assignment does not apply to an Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the Invention relates (A) directly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the Invention results from any work performed by Executive for the Company. Executive hereby irrevocably appoints the Company and its officers and agents as Executive’s attorney-in-fact to act for and in Executive’s name and stead with respect to all Inventions.

b.    If Executive has previously conceived of any Invention or acquired any ownership interest in any Invention which (i) is Executive’s property, solely or jointly; (ii) is not described in any issued patent as of the commencement of Executive’s employment with the Company; and (iii) would be an Invention if such Invention was made while a Company employee, then Executive shall, at Executive’s election, either: (A) provide the Company with a written description of the Invention on Exhibit A, in which case the written description (but no rights to the Invention) shall become the property of the Company; or (B) provide the Company with the license described in Section 4.4(c) of this Agreement.

c.    If Executive has previously conceived or acquired any ownership interest in an Invention described above in Section 4.4(b) and Executive elects not to disclose such Invention to the Company as provided above or elects to use such Invention in the course of Executive’s employment with the Company, then Executive hereby grants to the Company a nonexclusive, paid‑up, royalty-free license to use, copy, practice and sublicense the Invention, including a license under all patents to issue in any country which pertain to the Invention.

Section 5
Covenant Not to Engage in Certain Acts

5.1.    General. The Parties understand and agree that the purpose of the restrictions contained in this Section 5 is to protect the goodwill and other legitimate business interests of the Company, and that the Company would not have entered into this Agreement in the absence of such restrictions. The Parties acknowledge that Executive will be employed in a key and unique position, having access to the Company’s Proprietary Information, employee relationships and customer goodwill. Executive acknowledges and agrees that the restrictions are reasonable and do not, and will not, unduly impair Executive’s ability to make a living after the termination of Executive’s employment with the Company. The provisions of this Section 5 shall survive the expiration or sooner termination of this Agreement. For purposes of this Section 5, the “Company” shall include the Company and any direct or indirect subsidiary or business unit of the Company.

5.2.    Non-Compete; Non-Diversion. In consideration for this Agreement to employ and continue to employ Executive and other valuable consideration provided hereunder, Executive agrees and covenants that, during the term of employment and for a period of six (6) months after the Termination Date, and except when acting on behalf of the Company, Executive shall not, directly or indirectly, for Executive or any third party, alone or as a member of a partnership or limited liability company, or as an officer, director, shareholder, member or otherwise, engage in the following acts:

a.    divert or attempt to divert any existing business of the Company;

b.    solicit, induce or entice, or seek to solicit, induce or entice, or otherwise interfere with the Company’s business relationship with, any “Customer” (as defined below) of the Company; for the purpose of this Agreement, “Customer” means (1) anyone who is a customer of the Company on, or has been a customer of the Company during the two-year period immediately preceding, the date the alleged interference occurred and (2) any prospective customer to whom the Company has made a presentation (or similar offering of services) within a period of six (6) months prior to the date the alleged interference occurred;

c.    accept any position or affiliation or assignment with, or render any services (whether as an independent contractor or employee, or otherwise) on behalf of, any company or line of business that competes in any state in the United States in which the Company has sourced, manufactured or sold its products within the two (2)-year period prior to the date of determination (a “Competing Business”). As used herein, “Company’s business” means the business of the Company as conducted on the applicable date, including without limitation the research, development, production, marketing, sale and servicing of the Company’s primary products and services as of the applicable date or under development by the Company as of the applicable date. The foregoing restrictions in this Section 5.2(c) shall not apply to Executive’s consulting activites with Opta until July 1, 2023;

d.    own or control any interest in (except as a passive investor of less than two percent (2%) of the capital stock or publicly traded notes or debentures of a publicly held company), or become an officer, director, partner, member, or joint venturer of, any Competing Business;

e.    advance credit or lend money to any third party for the purpose of establishing or operating any Competing Business; or

f.    with respect to any independent contractor of the Company, employee of the Company, or individual who was, at any time during the six (6) months prior to the Termination Date, however caused, an employee or independent contractor of the Company: (i) hire or retain, or attempt to hire or retain, such individual to provide services for any third party; or (ii) encourage, induce, solicit, or cause, or attempt to encourage, induce, solicit, or cause, such individual to (A) terminate and/or leave the Company’s employment, (B) accept employment or enter into any other type of working relationship with any person or entity other than the Company, or (C) terminate such individual’s relationship with the Company or devote less than such individual’s full time and efforts to the Company.

5.3.    Cessation/Reimbursement of Payments. If Executive violates any provision of this Section 5, the Company may, upon giving written notice to Executive, immediately cease all payments and benefits that it may be providing to Executive pursuant to Section 2 and Section 3.5, and Executive shall be required to reimburse the Company for any payments received from, and the cash value of any benefits provided by, the Company between the first day of the violation and the date such notice is given; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Company and shall not be deemed to permit Executive to forego or waive such payments in order to avoid Executive’s obligations under this Section 5; provided, further, however, that, notwithstanding the foregoing, any release of claims by Executive pursuant to Section 6.9 shall continue in effect.

5.4.    Reasonableness of Covenants. Executive gives the Company assurance that Executive has carefully read and considered all of the restraints imposed under this Section 5. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company’s trade secrets and confidential and proprietary information, and that each and every one of the restraints is reasonable in respect to subject matter, length of time, and geographic area. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company. Executive agrees not to challenge the reasonableness or enforceability of any of the covenants set forth in this Section 5.

5.5.    Survival; Injunctive Relief. Executive agrees that the provisions of this Section 5 shall survive the termination of this Agreement and the termination of Executive’s employment. Executive acknowledges that a breach by Executive of the covenants contained in this Section 5 cannot be reasonably or adequately compensated in damages in an action at law and that such breach will cause the Company immeasurable and irreparable injury and damage. Executive further acknowledges that Executive possesses unique skills, knowledge and ability and that competition in violation of this Section 5 would be extremely detrimental to the Company. By reason thereof, Executive agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement, at law or in equity, or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any actual or threatened violation of this Section 5, without proof of actual damages that have been or may be caused to the Company by such breach or threatened breach, and Executive hereby waives, to the fullest extent permitted by law, the posting or securing of any bond by the Company in connection with such remedies.

Section 6
Miscellaneous

6.1.    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid, with return receipt requested, delivered by facsimile (with hard copy delivered by overnight courier service), or delivered by hand, messenger or overnight courier service, and shall be deemed given when received at the addresses of the Parties set forth below, or at such other address furnished in writing to the other Parties hereto:

To the Company:         Jones Soda Co.
66 S Hanford St., Suite 150

Seattle, WA 98134
Attn: Clive Sirkin
Email: clive.sirkin@gmail.com

To Executive:         At the home address of Executive, as maintained in the human resource records of the Company.

6.2.    Severability. The Parties agree that it is not their intention to violate any public policy or statutory or common law. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Without limiting the foregoing, if any portion of Section 5 is held to be unenforceable, the maximum enforceable restriction of time, scope of activities, and geographic area will be substituted for any such restrictions held unenforceable.

6.3.    Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to its principles of conflicts of laws. Executive agrees to submit to the jurisdiction of the State of Colorado; and agrees that any dispute shall be brought exclusively in a state or federal court of competent jurisdiction in the State of Colorado. Executive waives any and all objections to jurisdiction or venue.

6.4.    Survival. The covenants and agreements of the Parties set forth in Sections 3, 4, 5 and 6 are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, irrespective of the reason therefor.

6.5.    Entire Agreement. This Agreement contains the entire understanding between the Parties hereto with respect to the terms of employment, compensation, benefits, and covenants of Executive and the Company, and supersedes all other prior and contemporaneous agreements, emails, term sheets and understandings, inducements or conditions, express or implied, oral or written, between Executive and the Company relating to the subject matter of the Agreement. Notwithstanding the foregoing, Executive acknowledges that the Confidentiality Agreement shall continue in effect during the term of Executive’s employment and is incorporated herein by reference.

6.6.    Counterparts; Amendment. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be amended or modified only by written instrument duly executed by the Company and Executive. A facsimile or electronic/pdf/email signature of this Agreement shall be as binding as an original signature.

6.7.    Voluntary Agreement. Executive has read this Agreement carefully and understands and accepts the obligations that it imposes upon Executive without reservation. No other promises or representations have been made to Executive to induce Executive to sign this Agreement. Executive is signing this Agreement voluntarily and freely.

6.8.    Assignment; Binding Effect. The obligations of Executive hereunder may not be delegated and Executive may not assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void ab initio and without effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns (including the heirs and personal and legal representatives of Executive and any direct or indirect successor of the Company by purchase, merger, consolidation, reorganization, liquidation, dissolution, winding up or otherwise with respect to all or substantially all of the business or assets of the Company). Any such successor or assign of the Company shall be included in the term “Company” as used in this Agreement.

6.9.    Release of Claims. The Company’s obligation to pay severance benefits pursuant to Section 3.5 is expressly conditioned on Executive’s execution and delivery of a “Separation Agreement and General Release” form substantially in the form of Exhibit B attached hereto and incorporated herein by this reference, no later than the date specified in the Separation Agreement and General Release after the date Executive incurs a Separation from Service (and without revoking the Separation Agreement and General Release for a period of seven (7) days following delivery, if such agreement contains a revocation period). Executive’s failure to execute and deliver such Separation Agreement and General Release within the time period specified in the Separation Agreement and General Release (or Executive’s subsequent revocation of such Separation Agreement and General Release within any applicable statutory timeframe) will void the Company’s obligation to pay severance benefits under this Agreement.

6.10.    Confidentiality Of Previous Employers’ Information. The Company acknowledges that Executive may have had access to confidential and proprietary information of Executive’s previous employer(s) or contracting party and that Executive may be obligated to maintain the confidentiality of such information, not to use such information or not to provide certain services to the Company, in each case pursuant to applicable law and/or any contractual relationship between Executive and a previous employer or other contracting party. The Company hereby instructs Executive as follows: (a) Executive shall not disclose any such confidential or proprietary information to the Company or any of its affiliates, (b) Executive shall not use any such confidential or proprietary information in connection with Executive’s employment with the Company, and (c) Executive shall not perform any services for the benefit of the Company that would cause Executive to be in breach of Executive’s obligations owed to any previous employer or other third party. If the Company requests Executive to provide any such services or to disclose any such information, Executive will advise the Company that Executive is prohibited from doing so. Executive agrees to indemnify, defend and hold harmless the Company and its affiliates from and against any claims, losses or liabilities (including reasonable attorneys’ fees) incurred by the Company or any of its affiliates as a result of any breach by Executive of this Section 6.10.

6.11.    In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission, but in no event later than December 31st of the fiscal year following the fiscal year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31st of the fiscal year following the fiscal year in which the expense was incurred. This Section 6.11 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

6.12.    Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required by applicable law to withhold. Executive shall be solely responsible and liable for any taxes imposed on Executive as a result of this Agreement. This Agreement is intended to be written, interpreted and construed in a manner such that no payment or benefits provided under this Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties. In the event that following the date hereof the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY

JONES SODA CO.

By:         /s/ Joe Culp
Name: Joe Culp
Title: Interim Chief Financial Officer

EXECUTIVE

/s/ David Knight
David Knight

EXHIBIT A

Inventions, Patents, Copyrights and Agreements

Previously Conceived Inventions.

Please describe any Inventions (as defined in Section 4.4(a)) that Executive has developed or in which Executive has some ownership interest prior to joining the Company.

N/A

EXHIBIT B

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made as of ________________________ by and between David Knight (“Executive”) and Jones Soda Co., a Washington corporation (the “Company”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Termination of Employment. The parties agree that Executive’s employment with the Company and all of its affiliates is terminated effective as of _____________ (the “Termination Date”). Executive shall have returned to the Company all of the Company’s property and equipment in the possession, custody, or control of Executive (including, without limitation, identification cards, and any computer or other technological equipment and Proprietary Information (as defined in the Executive’s Employment Agreement with the Company dated May 24, 2023 (“Employment Agreement”)) on or prior to the Termination Date.

2.    Payments Due to Executive. Executive acknowledges receipt of all accrued but unpaid Base Salary and any unpaid business expense reimbursements and accrued but unused vacation through the Termination Date. Other than as expressly set forth in this Section, Executive is not entitled to any consulting fees, wages, accrued vacation pay, benefits or any other amounts with respect to Executive’s employment through the Termination Date. Any payments or other benefits currently being paid to Executive that are not expressly set forth in Section 3 below, or an applicable plan document, shall cease as of the Termination Date and Executive shall not be entitled to any further payment or benefits except as specifically set forth in Section 3 below, or an applicable plan document.

3.    Severance Benefits and Continuing Health Insurance Coverage. Pursuant to Employment Agreement Section 3.5 and in consideration of Executive’s execution and non-revocation of this Agreement under Section 4(g) below (if applicalbe), the Company agrees to pay to Executive the benefits specified in such Section 3.5(a) and with payment occurring at the times specified in such Section 3.5(b) (collectively the “Separation Benefits”). The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required by applicable law to withhold. The Separation Benefits paid to Executive hereunder shall be reflected on the Form W-2 sent to Executive by the Company for the applicable fiscal year of payment. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

Executive shall review the provided Consolidated Omnibus Budget Reconciliation Act (“COBRA”) Notice regarding Executive’s COBRA rights. Information along with enrollment forms will be sent to Executive’s home address through a third party administrator. If Executive does not receive this information and documentation with respect to COBRA within thirty (30) days after the Termination Date, Executive shall contact the human resources department of the Company. Executive shall promptly notify the Company following eligibility to receive medical benefits comparable to those available under the Company health insurance plan from or through another employer or through Executive’s spouse.

4.    General Release.

a.    In exchange for the Separation Benefits provided to Executive under this Agreement, Executive, on behalf of Executive, and Executive’s heirs, executors, personal representatives, administrators and assigns, irrevocably, knowingly and unconditionally releases, remises and discharges the Company, its parents, all current or former affiliated or related companies of the Company and its parent, partnerships, or joint ventures, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and, with respect to each such entity, its officers, directors, managers, employees, equity holders, advisors and counsel (collectively, the “Company Parties”) from any and all known and unknown actions, causes of action, charges, complaints, claims, damages, demands, debts, lawsuits, rights, understandings, liabilities, and obligations of any kind, nature or description whatsoever, known or unknown (collectively, the “Claims”), arising out of or relating to Executive’s employment with the Company and/or the separation of Executive from the Company through the Revocation Period Expiration Date.

b.    This general release of Claims by Executive includes, without limitation, (i) all Claims based upon actions or omissions (or alleged actions or omissions) that have occurred up to and including the date of this Agreement, regardless of ripeness or other limitation on immediate pursuit of any Claim in the absence of this Agreement; (ii) all Claims relating to or arising out of Executive’s employment with and separation from the Company; (iii) all Claims (including Claims for discrimination, harassment, and retaliation) arising under any federal, state or local statute, regulation, ordinance, or the common law, including without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended, the Older Worker Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, 42 U.S.C. § 1981, and any other federal or state law, local ordinance or common law, including for wrongful discharge, breach of implied or express contract, intentional or negligent infliction of emotional distress, defamation, harassment, discrimination, or other tort; and (iv) all Claims for reinstatement, attorney’s fees, interest, costs, wages or other compensation.

c.    Executive agrees that there is a risk that each and every injury which Executive may have suffered by reason of Executive’s employment relationship might not now be known, and there is a further risk that such injuries, whether known or unknown at the date of this Agreement, might become progressively worse, and that as a result thereof further damages may be sustained by Executive; nevertheless, Executive desires to forever and fully release and discharge the Company Parties, and Executive fully understands that, by the execution of this Agreement, no further claims for any such injuries may ever be asserted.

d.    This general release does not release any Claim that relates to: (i) Executive’s right to enforce this Agreement; (ii) any rights Executive may have to indemnification from personal liability or to protection under an insurance policy maintained by the Company, including without limitation any general liability, EPLI, or directors and officers insurance policy; (iii) Executive’s right, if any, to government-provided unemployment and worker’s compensation benefits; (iv) Executive’s rights under any Company employee or executive benefit plans (e.g., health, disability or retirement plans), which by their explicit terms survive the termination of Executive’s employment; or (v) any other rights that cannot be waived as a matter of applicable law. Nothing in this Section 4, or elsewhere in this Agreement, prevents or prohibits Executive from filing a claim or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), or any other federal, state or local government agency or commission, including providing documents or other information, without notice to the Company. Although Executive acknowledges and agrees that Executive shall not be entitled to further monetary compensation from the Company Parties, nothing in this Agreement limits Executive’s right to receive a monetary award from a government-administered whistleblower award program, including but not limited to those administered by OSHA, the SEC (pursuant to Section 21F of the Exchange Act of 1934, as amended), or any other government agencies, for information provided by Executive. Moreover, no part of this Agreement is intended to interfere with any right (as granted by statute, ordinance, regulation, or case law) to disclose truthful facts about unlawful violation of workplace policies.

e.    Executive agrees that the consideration set forth in Sections 2 and 3 above and Section 4(g) below shall constitute the entire consideration provided under this Agreement, and that Executive will not seek from the Company Parties any further compensation or other consideration for any claimed obligation, entitlement, damage, cost or attorneys’ fees in connection with the matters encompassed by this Agreement.

f.    Executive understands and agrees that, if any facts with respect to this Agreement or Executive’s prior treatment by or employment with the Company are found to be different from the facts now believed to be true, Executive expressly accepts, assumes the risk of, and agrees that this Agreement shall remain effective notwithstanding such differences. Executive agrees that the various items of consideration set forth in this Agreement fully compensate for said risks, and that Executive will have no legal recourse against the Company in the event of discovery of a difference in facts.

g.    Executive agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), and in connection with such waiver of ADEA claims, and as provided by the Older Worker Benefit Protection Act, Executive understands and agrees as follows:

i.    Executive has the right to consult with an attorney before signing this Agreement, and is hereby advised to do so;

ii.    Executive shall have a period of [If part of broad layoff: forty-five (45)] [OR] [Otherwise: twenty-one (21)] days from the Termination Date (or from the date of receipt of this Agreement if received after the Termination Date) in which to consider the terms of the Agreement (the “Review Period”). Executive may at Executive’s option execute this Agreement at any time during the Review Period. If Executive does not return the signed Agreement to the Company prior to the expiration of the [If part of broad layoff: 45-day] [OR] [Otherwise: 21-day] period, then the offer of severance benefits set forth in this Agreement shall lapse and shall be withdrawn by the Company. Executive may take less than the twenty-one (21) days if Executive so chooses, but, if Executive wishes to do so, Executive must initial and date here (______________);

iii.    Executive may revoke this Agreement at any time during the first seven (7) days following Executive’s execution of this Agreement, and this Agreement and release shall not be effective or enforceable until the seven-day period has expired (“Revocation Period Expiration Date”). Notice of a revocation by Executive must be made to the designated representative of the Company (as described below) within the seven (7) day period after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable. Accordingly, the “effective date” of this Agreement shall be on the eighth (8th) day after Executive signs the Agreement and returns it to the Company, and provided that Executive does not revoke the Agreement during the seven (7) day revocation period. This revocation period is not waivable;

iv.    if Executive signs this Agreement, Executive specifically waives any rights Executive may have against any Company Parties, including, but not limited to, rights or claims which may have arisen under the ADEA as a result of Executive’s employment with the Company or termination of employment;

v.    a significant portion of the Separation Benefits is in consideration for release of any claims or rights under the ADEA; and

vi.    this waiver is an exchange for considerations consisting of the Separation Benefits, to which Executive is not otherwise entitled.

5.    Review of Agreement; No Assignment of Claims. Executive represents and warrants that Executive (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for it to be reviewed and explained by counsel to the extent Executive deems it necessary, (b) is voluntarily entering into this Agreement, (c) has not relied upon any representation or statement made by the Company or any other person with regard to the subject matter or effect of this Agreement, (d) has not transferred or assigned any Claims and (e) has not filed any complaint or charge against any of the Company Parties with any local, state, or federal agency or court.

6.    No Claims. Each party represents that it has not filed any Claim against the other party with any state, federal or local agency or court and that it will not file any Claim at any time regarding the matters covered by this Agreement; provided, however, that nothing in this Agreement shall be construed to prohibit Executive from filing a Claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or similar state agency or regulatory body; provided, further, that Executive acknowledges that Executive will not be entitled to recover any monetary or other damages in connection with or as a result of any such EEOC or state agency proceeding.

7.    Interpretation. This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the State of Colorado without regard to provisions or principles thereof relating to conflict of laws.

8.    Agreement as Defense. This Agreement may be pleaded as a full and complete defense to any subsequent action or other proceeding arising out of, relating to, or having anything to do with any and all Claims, counterclaims, defenses or other matters capable of being alleged, which are specifically released and discharged by this Agreement. This Agreement may also be used to abate any such action or proceeding and/or as a basis of a cross-complaint for damages.

9.    Indemnification. Executive agrees to defend, indemnify and hold harmless the Company from and against any loss, cost, damage, or expense (including, without limitation, reasonable attorneys’ fees) incurred by the Company as a result of any breach of this Agreement by Executive.

10.    Nondisclosure of Agreement. The terms and conditions of this Agreement are confidential. Executive agrees not to disclose the terms of this Agreement to anyone except Executive’s spouse, attorney, accountant, and financial adviser. Executive further agrees to inform these people that the Agreement is confidential and must not be disclosed to anyone else. Executive may disclose the terms of this Agreement if compelled to do so by a court, but Executive agrees to notify the Company immediately if anyone seeks to compel Executive’s testimony in this regard, and to cooperate with the Company if the Company decides to oppose such effort.

11.    Ongoing Covenants. Executive acknowledges that nothing in this Agreement shall limit or otherwise impact Executive’s continuing obligations of confidentiality to the Company in accordance with Company policy and applicable law, or any applicable Company policies or agreements between the Company and Executive with respect to non-competition or non-solicitation, and Executive covenants and agrees to abide by all such continuing obligations.

12.    Ownership of Materials and Intellectual Property. Executive acknowledges and agrees that the terms of any Confidentiality Agreement Executive signed and entered into with the Company (including but not limited to any confidentiality provisions of any offer letter or Employment Agreement), shall remain in effect following the termination of Executive’s employment and are incorporated herein by reference. Compliance with these terms is a material condition of this Agreement and the Company will be excused of any obligation to provide Separation Benefits and recover any payments already issued in the event that Executive breaches this provision or the terms of the Confidentiality Agreement.

13.    No Defamatory Comments. To the maximum extent permitted by applicable law, Executive agrees not to in any way or to any extent slander, libel, disparage, or otherwise impair the reputation, goodwill, or commercial interest of the Company and the Company Parties, including but not limited to their employees, officers, directors, management, shareholders, and/or the Company’s or the Company Parties’ performance, work product or method of operating. Executive agrees that Executive will not, without first obtaining written approval from the Company: (i) make any public statement in the nature of a press release or media interview with respect to any aspect of Executive’s employment with the Company or any of its operating units, subsidiaries, affiliates or parents, or (ii) make any statement, written or oral, with respect to past or projected future financial performance of the Company or any of its operating units, subsidiaries, affiliates or parents.

14.    Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, including by electronic means (such as DocuSign), all of which, when taken together, shall constitute one and the same instrument.

15.    Integration; Severability. The terms and conditions of this Agreement constitute the entire agreement between the Company and Executive and supersede all previous communications, either oral or written, between the parties with respect to the subject matter of this Agreement. No agreement or understanding varying or extending the terms of this Agreement shall be binding upon either party unless in writing signed by or on behalf of such party. In the event that a court finds any portion of this Agreement unenforceable for any reason whatsoever, the Company and Executive agree that the other provisions of the Agreement shall be deemed to be severable and will continue in full force and effect to the fullest extent permitted by law.

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Signature Page Follows

EXECUTIVE HAS READ THIS AGREEMENT; EXECUTIVE FULLY UNDERSTANDS ITS TERMS; EXECUTIVE IS ADVISED TO CONSULT AN ATTORNEY FOR ADVICE; EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; EXECUTIVE HAS HAD AMPLE TIME TO CONSIDER EXECUTIVE’S DECISION BEFORE ENTERING INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THE FOLLOWING: EXECUTIVE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL WITH A FULL UNDERSTANDING OF ITS TERMS; EXECUTIVE IS SATISFIED WITH THE TERMS OF THIS AGREEMENT AND AGREES THAT THE TERMS ARE BINDING UPON EXECUTIVE.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED BY THE COMPANY OF EXECUTIVE’S ABILITY TO TAKE ADVANTAGE OF THE CONSIDERATION PERIOD AFFORDED BY SECTION 4(g)(ii) ABOVE AND THAT EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND HAS DONE SO TO THE EXTENT EXECUTIVE WISHES TO DO SO.

IN WITNESS WHEREOF, the parties have executed this Agreement with effect as of the date first above written.

COMPANY

JONES SODA CO.

By:         _______________
Name: Joe Culp
Title: Interim Chief Financial Officer

EXECUTIVE

______________
Davd Knight